Exhibit 5.1

December 30, 2005

Vistula Communications Services, Inc.
Suite 801, 405 Park Avenue
New York, NY 10022

Ladies and Gentlemen:

We are furnishing this opinion of counsel to Vistula Communications Services, Inc., a Delaware corporation (the “Company”), for filing as Exhibit 5.1 to the Registration Statement on Form SB-2 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on December 30, 2005. The Registration Statement relates to the resale of up to 3,350,024 shares of the common stock, $.001 par value per share, of the Company (the “Shares”) by the selling stockholders named in the Registration Statement (the “Selling Stockholders”). The Shares are issuable upon the exercise of common stock purchase warrants (the “Warrants”) held by the Selling Stockholders.

In arriving at the opinion expressed below, we have examined and relied on the following documents: (a) the Certificate of Incorporation and Bylaws of the Company, each as amended to date; (b) the Registration Statement; and (c) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that when the Registration Statement shall have become effective, the Shares, when issued in accordance with the terms of Warrants and sold pursuant to the Registration Statement, will be legally issued, fully paid and non-assessable.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

This opinion is being delivered and is intended for use solely in regard to the transactions contemplated by the Registration Statement and may not be used, circulated, quoted in whole or in part or otherwise referred to for any purpose without our prior written consent and may not be relied upon by any person or entity other than the Company, its successors and assigns. This opinion is based upon our knowledge of law and facts as of its date. We assume no duty to communicate to you with respect to any matter which comes to our attention hereafter.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,
FOLEY HOAG LLP
By:	/s/ PAUL BORK
A Partner